Exhibit 4.14
EIGHT AMENDMENT TO
CREDIT AGREEMENT
     THIS SEVENTH AMENDMENT (“Amendment”) dated as of December 20, 2007, by and between Perceptron, Inc. (“Company”) and Comerica Bank (“Bank”).
RECITALS:
     A. Company and Bank entered into a Credit Agreement dated as of October 24, 2002, which was amended by seven amendments (“Agreement”).
     B. Company and Bank desire to amend the Agreement as hereinafter set forth.
     NOW, THEREFORE, the parties agree as follows:
     1. The following definitions in Section 1 of the Agreement are amended to read in their entirety as follows:
     “’Revolving Credit Maturity Date’ shall mean November 1, 2009.
     “’Applicable Fee Percentage” shall mean .075% per annum.”
     “’Applicable Margin’ shall mean as to any Prime-based Advance, one half of one percent (1/2%) per annum and as to any Eurodollar-based Advance, one and eighty eight one hundredths percent (1.88%) per annum.”
     “’Prime Based Rate’ shall mean for any day a per annum interest rate which is the greater of (i) the Prime Rate minus the Applicable Margin or (ii) the Alternate Base Rate.”
     2. Sections 2.1 and 2.6 of the Agreement are amended to change each reference to “Seven Million Five Hundred Thousand Dollars ($7,500,000)” to read “Six Million Dollars ($6,000,000).”
     3. Section 4.8 of the Agreement and Schedule 1.1 are deleted in their entirety.
     4. Exhibit “B” is deleted and attached Exhibit “B” is substituted in its place.
     5. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of

Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.
     6. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.
     7. This Amendment shall be effective upon (a) execution of this Agreement by Company and the Bank, (b) delivery by Company to Bank of an executed replacement Revolving Credit Note in form acceptable to Bank and (b) execution by the Guarantor of the attached Acknowledgment of Guarantor.
     8. The Company and the undersigned guarantor are parties to certain documents, instruments and/or agreements (collectively, the “Documents”) with or between them and Comerica Bank, a Michigan banking corporation (the “Merged Bank”). The Merged Bank has been merged with and into Comerica Bank, a Texas banking association (the “Surviving Bank”). The Company and the undersigned guarantor hereby acknowledge and agree that any reference in the Documents to Comerica Bank, a Michigan banking corporation, shall mean Comerica Bank, a Texas banking association, as successor by merger to the Merged Bank.
     IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		PERCEPTRON, INC.

By:	/S/ Sarah E. Virga	By:	/S/ John H. Lowry
Its:	Assistant Vice President	Its:	Vice President & CFO

EXHIBIT “B”
REVOLVING CREDIT NOTE
Detroit, Michigan
December 20, 2007
$6,000,000
     On or before the Revolving Credit Maturity Date FOR VALUE RECEIVED, Perceptron, Inc., a Michigan corporation (herein called “Company”) promises to pay to the order of COMERICA BANK (herein called “Bank”) at its offices at 500 Woodward Avenue, Detroit, Michigan, in lawful currency of the United States of America the indebtedness or so much of the sum of Six Million Dollars ($6,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Credit Agreement dated as of October 24, 2002, made by and between Company and Bank (as the same may be amended or modified from time to time, herein called “Agreement”), together with interest thereon as hereinafter set forth.
     Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.
     This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made.
     Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable thereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.
     This Note amends, restates, supersedes, replaces and reduces that certain Revolving Credit Note dated as of October 24, 2002, made in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) by Company payable to Bank, and the initial Advance(s) under this Note shall be deemed first applied, to the extent necessary, to repay the existing indebtedness of Company to Bank under said Note; provided, however, the execution and delivery by Company of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, extinguished or discharged any of Company’s indebtedness evidenced by said Note, all of which indebtedness shall continue under and shall hereinafter be evidenced and governed by this Note.

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

PERCEPTRON, INC.

By:	/S/ John H. Lowry
Its:	Vice President & CFO

ACKNOWLEDGMENT OF GUARANTOR
     The undersigned guarantor acknowledges and agrees to the foregoing Amendment and merger acknowledgement and confirms that the Guaranty dated October 24, 2002, executed and delivered by the undersigned to the Bank remains in full force and effect in accordance with its terms.

PERCEPTRON GLOBAL, INC.

By:	/S/ John H. Lowry
Its:	Vice President & CFO

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